Exhibit 99.1

Motus GI Reports Fourth Quarter and Full Year 2023 Financial Results

and Provides Corporate Update

▪	Initiated limited U.S. commercial launch of the Pure-Vu® EVS Gastro and Gen 4 Colon system, including successful UGI procedures at several leading hospital systems

▪	The Company is engaged in the process to seek strategic partnerships aimed at accelerating commercialization of the Pure-Vu System and maximizing stockholder value

▪	Recent exercise of certain outstanding warrants provided infusion of $2.7M in gross proceeds to the Company, which extended its cash runway into the fourth quarter of 2024

FORT LAUDERDALE, FL, March 18, 2024 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company focused on improving endoscopic outcomes and experiences, today reported its financial results for the fourth quarter and year ended December 31, 2023, and provided a corporate update.

“During the past year, we achieved several key milestones that we believe strengthen our position operationally and subsequently initiated a limited U.S. commercial launch of the Pure-Vu® EVS Gastro and Gen 4 Colon system. The new indication for the Upper GI space, along with several technological advancements in both devices are expected to strengthen our ability to penetrate the endoscopy market,” commented Mark Pomeranz, Chief Executive Officer. “We believe the EVS Gastro system opens up significant new market opportunities for our technology, especially in the emergent setting of upper GI bleeding. We have already seen positive results in this high acuity population. Following its initial launch, we received positive feedback on these latest devices in terms of easy of setup and better handling with our Flex Channel technology that has no oversleeve in both the upper and lower GI tract. We are in the process of moving existing accounts over to these new devices, which is expected to be completed by end of the first quarter of 2024 and will move on to targeting new accounts in the second quarter.”

“Over the last six months, we have been able to improve our balance sheet by reducing our debt, eliminating a historical royalty commitment and receiving an infusion of capital. We believe our ability to achieve all these milestones over the past year has created significant value in our business and put us in a strong position to seek strategic partnerships,” concluded Mr. Pomeranz.

Fourth Quarter and Recent Business Highlights

■

Initiated over the last quarter, a limited U.S. commercial launch of the Pure-Vu® EVS Gastro and Gen 4 Colon system. This initial phase of the rollout is targeting existing customers, which is currently on track to be completed by end of the first quarter of 2024. The new device, which features a sleeveless Flex-Channel design, has been well received by early-adopters, who have commented on the system’s improved handling and easy setup. The Company also received positive feedback from customers using the EVS Gastro with patients presenting with a UGI bleed. Also, the system has been used successfully removed stomach contents to support therapeutic upper GI treatments that typically would have otherwise been canceled due to poor visualization.

■	The Company announced positive data from an international, multicenter colonoscopy study that evaluated if an adequate level of bowel cleansing could be achieved with the Pure-Vu System in patients with previous poor bowel preparation (Boston Bowel Preparation Scale (BBPS)<6). Results from the study met the primary endpoint, showing a median BBPS increase from 1-2-2 (IQR 1–2) to 3-3-3 (IQR) (p < 0.0001), with 31.8% and 88.6% of patients adequately prepared before and after using the Pure-Vu System, respectively (p < 0.0001). The study also met its key secondary endpoints and no serious adverse events occurred. These data were published in a manuscript titled, “An intraprocedural bowel cleansing system for difficult-to-prepare patients—A multicenter prospective feasibility study,” in the peer-reviewed journal, United European Gastroenterology (UGE).

■	In February 2024, the United States Patent and Trademark Office (USPTO) issued the Company a new patent (patent # 11904085) titled, “Colon Cleaning System with Automatic Self-Purging Feature.” The new patent covers systems and methods for cleaning a colon or other portion of the GI tract include optional use of sensors to detect conditions of blockage of flow of materials within an evacuation channel used to remove debris from the body; and devices and methods for purging such blockages from the evacuation channel. This latest patent application is a continuation of U.S. patent applications Ser. No. 16/389,955 filed on April 21, 2019.

■	The Company continues its process to seek strategic partnerships aimed at accelerating commercialization of the Pure-Vu System and maximizing stockholder value.

Financial Results for the Quarter and Year Ended December 31, 2023

The Company reported revenue of $64,000 for the fourth quarter 2023, compared to $109,000 for the same period last year. Revenues for the full year 2023 were $319,000 compared to $592,000 in 2022. Revenues were primarily derived from reorders and new customer orders of disposable sleeves.

For the three months ended December 31, 2023, the Company reported a net loss attributable to common shareholders of $2.8 million, or $4.48 per basic and diluted share, compared to a net loss attributable to common shareholders of $3.7 million, or $11.89 per basic and diluted share, for the same period last year.

For the year ended December 31, 2023, the Company reported a net loss attributable to common shareholders of $12.9 million compared to a net loss attributable to common shareholders of $18.6 million for the year ended December 31, 2022.

During the fourth quarter 2023, net cash used in operating activities and for the purchase of fixed assets was $1.9 million as compared to $4.0 million for the same period of 2022.

Net cash used in operating activities and for the purchase of fixed assets during the year ended December 31, 2023 totaled $11.3 million as compared to $17.7 million for the same period of 2022.

The Company reported $5.0 million in cash and cash equivalents as of December 31, 2023. This balance includes the fully funded credit facility with Kreos Capital, which has approximately $2.3 million due and outstanding as of December 31, 2023.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$4,958	$14,042
Accounts receivable	76	59
Inventory, current	245	488
Prepaid expenses and other current assets	478	781
Total current assets	5,757	15,370

Fixed assets, net	992	1,325
Inventory, non-current	251	511
Right-of-use assets	210	428
Other non-current assets	13	13
Total assets	$7,223	$17,647

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,842	$1,969
Operating lease liabilities - current	169	245
Other current liabilities	226	53
Current portion of long-term debt, net of unamortized debt discount of $16 and $182, respectively	1,033	2,532
Total current liabilities	3,270	4,799

Contingent royalty obligation	-	1,212
Operating lease liabilities - non-current	27	178
Convertible note, net of unamortized debt discount of $0 and $108, respectively	-	3,892
Long-term debt, net of unamortized debt discount of $108 and $135, respectively	1,239	4,589
Total liabilities	4,536	14,670

Commitments and contingent liabilities (Note 9)

Shareholders’ equity
Preferred stock $0.0001 par value; 10,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock $0.0001 par value; 115,000,000 shares authorized; 1,547,042 and 310,494 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	156,905	144,328
Accumulated deficit	(154,218)	(141,351)
Total shareholders’ equity	2,687	2,977
Total liabilities and shareholders’ equity	$7,223	$17,647

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2023	2022	2023	2022
Revenue	$64	$109	$319	$592

Operating expenses:
Cost of revenue - sales	19	32	81	198
Cost of revenue - impairment of inventory	267	439	488	598
Research and development	561	1,350	3,467	5,611
Sales and marketing	244	871	1,611	4,425
General and administrative	1,445	1,444	6,579	7,611
Total costs and expenses	2,536	4,136	12,226	18,443
Operating loss	(2,472)	(4,027)	(11,907)	(17,851)

Gain on change in estimated fair value of contingent royalty obligation	-	577	103	548
Loss on extinguishment of debt	(284)	-	(284)	-
Finance expense, net	(54)	(251)	(761)	(1,252)
Foreign currency gain (loss)	5	19	(18)	(42)

Net loss	$(2,805)	$(3,682)	$(12,867)	$(18,597)
Basic and diluted loss per common share:	$(4.48)	$(11.89)	$(15.89)	$(86.15)
Weighted average number of common shares outstanding, basic and diluted	626,313	309,788	809,506	215,863